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                                                                Exhibit 99(k)(3)

November [__], 2005

The Greater China Fund, Inc.
51 West 52nd Street
New York NY 10019


This document will serve as the agreement (the "Agreement") between The Altman Group, Inc. ("The Altman Group") and The Greater China Fund, Inc. (the "Fund"), pursuant to which The Altman Group will provide the services set forth below in connection with the Fund's rights offering.

1. DESCRIPTION OF SERVICES

     a) The services to be provided by The Altman Group under this Agreement include, but are not limited to:

          i) The contacting of banks, brokers and intermediaries to determine the number of beneficial owners serviced by each and the maintenance of frequent contact with such banks, brokers and intermediaries to monitor shareholder response;

          ii) The distribution of the offering documents to banks, brokers, and intermediaries and the forwarding of additional materials as requested, by messenger within New York City and by Fedex or other similar courier service to locations outside New York City, and the immediate telephonic follow-up with such banks, brokers and intermediaries to ensure receipt and prompt re-mailing of such materials;

          iii) The printing of documents as requested;

          iv) The establishment and maintenance of a dedicated toll-free number, which will be open between the hours of 9:00 a.m. and 11:00 p.m. EST Monday through Friday, on which The Altman Group's customer service representatives will respond to inquiries, provide assistance to shareholders to ensure the proper completion of the rights offering documents, and monitor the response to the offer;

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          v)   The enclosing and mailing (including re-mailing) of the offering documents to the Funds'shareholders, and the coordination of targeted or broad-based reminder mailings at the request of the Fund; and

          vi) Providing periodic reports on the progress of the rights offering and, beginning two weeks prior to the expiration date of the rights offering, extensive reports with respect to shareholder participation and the number and percentage of rights being exercised.

     b) If requested by the Fund, The Altman Group will, for an additional fee (set forth below), proactively contact registered shareholders and/or non- objecting beneficial holders (NOBOs) to help promote a high level of participation in the offer.

     c) Upon the request of the Fund, The Altman Group will review the rights offering documentation in advance of the launch of the offer and will assist in connection with the preparation of news releases and other communications during the course of the rights offering.

d) The Altman Group agrees that no oral or written representations will be provided to shareholders or prospective shareholders that are not contained in documentation produced by the Fund in connection with the rights offering.

2. FEES

     a) The Altman Group agrees to perform the services described above for a base fee of $7,000, plus out-of-pocket expenses. The base fee shall be paid at such time as this Agreement is executed.

     b) The Fund will reimburse The Altman Group for reasonable out-of-pocket expenses, which may include postage, FedEx, Messengers, telephone and other related items approved in advance by the Fund. Any out-of-pocket expenses incurred will be invoiced to the Fund, itemizing such expenses and providing copies of all supporting bills in respect of such expenses, after the completion of the rights offering.

     c) In addition to the base fee, a $4.25 per telephone call fee will be charged for every inbound telephone call received from a shareholder regarding the Fund's rights offering.

     d) The additional fee for contacting NOBOs and registered shareholders, if

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     requested, will include a fee of $3.50 per shareholder contacted, and out-of pocket expenses related to telephone number lookups @ $.35, Data processing, householding, Call Center Training and Quality Control @ $.12.

     e) The Altman Group estimates that the aggregate of fees for its services and reimbursement of its reasonable out-of-pocket expenses described above will not exceed $25,000.

3. CONFIDENTIALITY

     The Altman Group and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the performance of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law. The Altman Group shall not disclose or use any nonpublic information (as that term is defined in SEC Regulation S-P promulgated under Title V of the Gramm-Leach-Bliley Act of 1999) relating to the customers of the Fund and/or its affiliates ("Customer Information") except as may be necessary to carry out the purposes of this Agreement. The Altman Group shall use best efforts to safeguard and maintain the confidentiality of such Customer Information, and to limit access to and usage of such Customer Information to those employees, officers, agents and representatives of The Altman Group who have a need to know the information or as necessary to provide the services under this Agreement.

4. INDEMNIFICATION

     a) The Altman Group shall be entitled to rely upon any written instructions or directions furnished to it by an appropriate Officer of the Fund (President, Vice President, Secretary, Assistant Secretary, or Treasurer), in conformity with the provisions of this Agreement. The Altman Group shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an Officer of the Fund which conforms to the applicable requirements of this Agreement and which The Altman Group reasonably believes to be genuine.

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     (b) The Fund will indemnify The Altman Group against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to The Altman Group relating to this Agreement by an appropriate Officer of the Fund, except for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of The Altman Group.

     (c) The Altman Group shall be responsible for and shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to The Altman Group's refusal or failure to comply with the terms of this Agreement, or which arise out of The Altman Group's negligence, bad faith or willful misconduct.

5. TERMINATION

     This agreement shall remain in effect until the conclusion of the Fund rights offering or, prior to that, upon 30 days' written notice by either party to the other.

6. GOVERNING LAW

     This Agreement will be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

 7. AMENDMENTS

     This Agreement, or any term of this Agreement, may be changed or waived only by written amendment signed by a duly authorized representative of each party to this Agreement.

8. ASSIGNMENT

     This Agreement shall not be assigned without the prior written consent of each party to the Agreement.

9. COUNTERPARTS

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     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10. CAPTIONS

     The captions and descriptive headings in this Agreement are for only the convenience of the parties. They do not in any way define or limit any of the terms of this Agreement.

11. SEVERABILITY

     If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected.

12. SURVIVAL

     The provisions of Sections 3, 4, and 6 shall survive any termination, for any reason, of this Agreement.

If you are in agreement with the above, kindly sign both copies of this Agreement in the space provided for that purpose below and return one copy to us. Additionally, an invoice for the base fee is attached and The Altman Group requires that we receive this fee prior to the mailing of the offering materials.



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   Paul J. Torre
   Senior Managing Director

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AGREED:

The Greater China Fund, Inc.



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